Exhibit 99.1

Conference Call:	Today, August 10, 2006 at 11:00 a.m. EDT
Dial-in numbers:	888/214-7562 (US and CAN) or 415/537-1905 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Cy Talbot	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ REPORTS FISCAL 2007 FIRST QUARTER RESULTS

- Net Sales Rise 22.6% and Gross Margin Improves to 20.7% -

San Diego, California, August 10, 2006 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, today announced financial results for the three-month period ended June 30, 2006, the Company’s fiscal 2007 first quarter.

Net sales for the quarter ended June 30, 2006 were $18.1 million, a 22.6% increase from $14.8 million in the prior year first quarter. Gross profit for the quarter increased 61.7% to $3.7 million from $2.3 million in the first quarter of fiscal year 2006. Gross profit margin for the fiscal 2007 first quarter was 20.7% compared with 15.7% in the first quarter of fiscal 2006. Net loss for the quarter ended June 30, 2006 was $0.9 million or $0.02 per basic and diluted share compared to a net loss of $2.1 million or $0.04 per basic and diluted share for the first quarter of fiscal 2006. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was negative $0.4 million in the fiscal 2007 first quarter compared to negative EBITDA of $2.3 million in the first quarter of fiscal 2006. A reconciliation of EBITDA to the Company’s net loss on a U.S. GAAP basis is included in the financial tables accompanying this release.

Sales and marketing expenses in the fiscal 2007 first quarter were $2.5 million, or 14% of net sales, compared with $2.5 million, or 17% of net sales, in the prior year. For the quarter ended June 30, 2006, general and administrative expenses were $1.9 million, a 16% increase from $1.7 million in the prior year period. Research and development expenses decreased to $0.2 million during the first quarter of fiscal 2007 compared with $0.5 million in the same quarter of fiscal 2006. The loss before income taxes for the quarter ended June 30, 2006 was $1.2 million, as compared to the loss before income taxes of $3.1 million in the prior year first quarter.

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Mad Catz Interactive, 8/10/06	page 2

Fiscal 2007 First Quarter Highlights:

•	Achieved highest level of first quarter net sales in Company history despite console transition and seasonality
•	Strong North American sales growth driven by Real World Golf distribution
•	U.S. sales increased 29%
•	Canadian sales rose 89%
•	Launched full range of accessories for Nintendo’s DS Lite in June
•	Total operating expenses declined to 27.0% of net sales in the first quarter of fiscal 2007 from 32.5% in prior year period
•	Added three new members to the Board of Directors
•	Accomplished executives with a diverse range of relevant experience

Commenting on the results, Darren Richardson, Mad Catz’ President and CEO, stated, “Mad Catz achieved record first quarter net revenues despite the industry challenges presented by the ongoing console transition and the fact that the fiscal first quarter is historically our slowest period of the year. Our ability to overcome these industry and seasonality factors is a direct result of our initiatives to diversify our revenue sources as evidenced by the success this quarter of Real World Golf which drove an increase in net sales and gross profit, and offset continuing softness in our core accessory business.

“In addition to generating revenue growth and diversification through our strategy of offering select game software, we also succeeded in reducing operating expenses as a percentage of net sales from year ago levels. Sales and marketing expenses rose slightly over last year’s first quarter reflecting the promotion of Real World Golf, which more than offset lower trade show costs and reduced staffing costs. General and administrative costs rose primarily due to legal expenses incurred related to litigation that went to trial in June where Mad Catz prevailed on all claims where the jury rendered a verdict. Research and development spending declined from last year’s levels that included higher software development costs. While we presently have limited visibility in terms of products and accessories that we’ll bring to market for the soon-to-be-released Sony PlayStation 3™ and Nintendo Wii™ platforms, we plan to increase investment in R&D in coming quarters for new console development.

“In addition to our ongoing focus on product innovation and revenue diversification, during the fiscal 2007 first quarter we made additional progress in managing the balance sheet. On a quarterly sequential basis, inventories were reduced by an additional $4.2 million, or 23%, and inventories at June 30, 2006 were 44% below year-ago levels. Bank borrowings also fell significantly from year-ago levels as we ended the fiscal 2007 first quarter with $12.8 million outstanding on our credit facility compared with $16.6 million at the same time last year. These reductions go hand in hand as we have more closely aligned our inventory levels with expected customer sales.”

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Mad Catz Interactive, 8/10/06	page 3

Mr. Richardson concluded, “We are excited about the prospects of launching Real World Golf 2 for PlayStation 2 in Europe later this month. Concurrently, Mad Catz continues to deploy its strategies to offset the impact of the transition, including expanding our international operations, adding new revenue streams and licensed and branded accessories, publishing additional software titles and developing products for new consoles that do not require first party licenses.”

The Company will host a conference call and simultaneous webcast today August 10, 2006, at 11:00 a.m. EDT. Following its completion, a replay of the call can be accessed for 30 days on the Internet from the Company’s Web site (www.madcatz.com, select “Investors”) or until August 14 at 1:00 p.m. EDT via telephone at 800/633-8284 or, for International callers, at 402/977-9140 (reservation # 21300364).

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays in the Company’s ability to obtain products from its manufacturers in China; market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

–tables follow–

Mad Catz Interactive, 8/10/06	page 4

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended June 30
	2006	2005
Net sales	$18,141	$14,792
Cost of sales	14,393	12,474

Gross profit	3,748	2,318
Operating expenses:
Sales and marketing	2,544	2,469
General and administration	1,940	1,666
Research and development	219	478
Amortization of intangible assets	201	201

Total operating expenses	4,904	4,814
Operating income (loss)	(1,156)	(2,496)
Interest expense, net	(273)	(326)
Foreign exchange gain (loss)	162	(360)
Other income	57	114

Loss before income taxes	(1,210)	(3,068)
Income tax (benefit)	(334)	(956)

Net loss	$(876)	$(2,112)

Basic and diluted net loss per share	$(0.02)	$(0.04)

Shares used in calculating basic and diluted net loss per share	54,244,383	54,244,383

–tables follow–

Mad Catz Interactive, 8/10/06	page 5

MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(in thousands of U.S. dollars)

	June 30,	March 31, 2006
	2006 (unaudited)
Assets
Current assets:
Cash	$1,721	$1,607
Accounts receivable, net of allowances of $4,975 and $5,198 at June 30, 2006 and March 31, 2006, respectively	13,000	12,024
Other receivables	—	429
Inventories	14,203	18,390
Income taxes receivables	1,781	1,275
Deferred tax assets	2,586	2,586
Other current assets	1,279	1,661

Total current assets	34,570	37,972
Deferred tax assets	3,339	3,339
Property and equipment, net	2,172	2,427
Intangible assets, net	2,433	2,634
Goodwill	23,312	22,363

Total assets	$65,826	$68,735

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$12,811	$8,581
Accounts payable	12,204	19,502
Accrued liabilities	3,613	3,800

Total current liabilities	28,628	31,883
Shareholders’ equity:
Common stock, no par value, unlimited shares authorized; 54,244,383 shares issued and outstanding at June 30, 2006 and March 31, 2006	46,746	46,746
Accumulated other comprehensive income	8,338	7,116
Accumulated deficit	(17,886)	(17,010)

Total shareholders’ equity	37,198	36,852

Total liabilities and shareholders’ equity	$65,826	$68,735

–tables follow–

Mad Catz Interactive, 8/10/06	page 6

MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited)

(in thousands of U.S. dollars)

Geographical Sales Data

The Company’s net sales are attributable to the following countries:

	Three Months Ended June 30,
	2006	2005
Sales
United States	$13,689	$10,646
Europe	2,462	3,118
Canada	1,881	996
Other countries	109	32

	$18,141	$14,792

EBITDA Reconciliation

EBITDA represents net loss plus interest, taxes, depreciation and amortization.

	Three Months Ended June 30,
	2006	2005
Net loss	$(876)	$(2,112)
Adjustments:
Interest expense	273	326
Income tax (benefit)	(334)	(956)
Depreciation and amortization	511	453

EBITDA	$(426)	$(2,289)

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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